EXHIBIT 10.10

DATED 29th March 2007

Flex Fuels Energy Limited

and

Paul Gothard

_____________________________

EMPLOYMENT AGREEMENT
____________________________

Solicitors and registered Foreign Lawyers

Regulated by the Law Society

CONTENTS

1.	DEFINITIONS	1
2.	CONDITION PRECEDENT	1
3.	APPOINTMENT	1
4.	TERM	1
5.	DUTIES	1
6.	HOURS AND PLACE OF WORK	1
7.	REMUNERATION	1
8.	DEDUCTIONS	1
9.	EXPENSES	1
10.	HOLIDAYS	1
11.	SICKNESS BENEFITS	1
12.	OTHER BENEFITS	1
13.	PENSION	1
14.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE	1
15.	CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS	1
16.	INVENTIONS AND OTHER INTELLECTUAL PROPERTY	1
17.	TERMINATION	1
18.	RESTRICTIVE COVENANTS	1
19.	DISCIPLINARY AND GRIEVANCE PROCEDURES	1
20.	DATA PROTECTION	1
21.	NOTICES	1
22.	FORMER AGREEMENTS	1
23.	GARDEN LEAVE	1
24.	CHOICE OF LAW AND SUBMISSION TO JURISDICTION	1

THIS AGREEMENT is dated 29th March 2007 and is made BETWEEN:

(1)
Flex Fuels Energy Limited (coy no. 6003328), a corporation incorporated and registered in accordance with the laws of the United Kingdom, and having its principal office at 30 St. Mary Axe, London, EC3 8EP and;

(2)	Paul Gothard, 145 Grand Avenue, Surbiton, KT5 9HY (the “Executive”)

IT IS AGREED as follows:

1.	Definitions

1.1	In this Agreement unless the context otherwise requires:

(a)	the following expressions have the following meanings:

“Acquisition Agreement” means the share acquisition agreement dated December 29, 2006 between the Malibu Minerals Inc of the first part, the Flex Fuels Energy Limited of the second part, and various shareholders of Flex Fuels Energy Limited of the third part.

“Associated company” means an associated company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of the Company.

The “Board” means the board of directors for the time being of the Company and any committee of the board of directors duly authorised by it.

“Completion” means as defined in the Acquisition Agreement.

“Confidential Information” shall mean technical data including Technical know how, project interpretation including financial analysis, details of customers and their requirements, purchasing and supply agreements, the prices charged to and terms of business with customers, customer data bases, other customer information, business models, information relating to arrangements with banks and other intermediaries, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts),any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

The “Employment” means the Executive’s employment under this Agreement.

“Group Company” and “Group” means the Company, its ultimate holding company and any subsidiary or associated company of the Company or its ultimate holding company.

“Subsidiary” and “holding company” have the meanings given to them in section 736 of the Companies Act 1985 as amended.

(b)	References to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c)	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement;

(d)	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes as modified or amended from time to time.

2.	Condition precedent

2.1	This appointment shall be conditional upon Completion being effected in accordance with clause 8 of the Acquisition Agreement. Until such date this agreement has no force or effect.[1]

2.2
In the event that Completion has not been effected by 29 May 2007 or such later date as agreed in writing by the Company and the Executive, this agreement shall cease to have effect from such date and no party shall have any further or other obligation in respect of this agreement save in respect of any antecedent breach.

3.	Appointment

3.1	The Company shall employ the Executive and the Executive agrees to act as Chief Financial Officer of the Company and subject to the terms and conditions specified in this Agreement.

3.2
The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under this Agreement.

3.3
If the Executive shall cease by reason (in whole or in part) of his own act or default to be a director of the Company he shall be deemed to be in breach of this Agreement except where such act or default is as a result of any unreasonable act or default of the Company.

4.	Term

4.1
The Employment shall commence on the date of Completion and, subject to clauses 4.2 and 17, shall continue unless or until terminated by either party giving to the other not less than 3 months notice in writing.

4.2	The Employment shall terminate when the Executive reaches such age as the Board shall determine is the appropriate retirement age for senior employees of the Company.

4.3	The Executive’s period of continuous employment will begin on the date that the Acquisition Agreement is unconditionally executed.

5.	Duties

5.1	The Executive shall perform the duties of Chief Financial Officer.

5.2	The Executive shall:

(a)	Devote sufficient time to carry out the duties assigned to him and which will allow the Company’s business plan to be executed in a timely manner;

(b)	Faithfully and diligently serve the Company (and all the Groups Companies);

(c)	Use his best endeavors to promote and protect the interests of the Company (and all Group Companies);

(d)	Obey all reasonable and lawful directions given to him by or under the authority of the Board;

(e)	Perform services for and hold offices in any Group Company without additional remuneration (except as otherwise agreed); and

(f)	Make such reports to the Board on any matters concerning the affairs of the Company or any Group Company as are reasonably required.

6.	Hours and place of work

6.1
The Executive shall work such hours as are necessary for the proper performance of his duties. For the purposes of the U.K. Working Time Regulations 1998, the Executive hereby consents to work longer than 48 hours per week if his duties so require. The Executive may revoke such consent on three months’ written notice, such notice to be addressed to the Company Secretary.

6.2
The Executive’s normal place of work will be his home office, but the Company may require the Executive to work from any of its current or future premises. The Executive will be given reasonable notice of any change in his place of work. In the event that the Company and the Executive fail to reach agreement on terms of transfer, then it is not deemed to be a material breach of this contract.

6.3
If the Executive’s principal place of work is changed to a location which is outside reasonable commuting distance from his home, the Company will reimburse his reasonable removal costs, estate agents and solicitors’ fees.

6.4	If so required by the Company, the Executive shall travel to such places (whether in the United Kingdom or abroad) by such means and on such occasions as the Company may from time to time require.

7.	Remuneration

7.1	The Company shall pay to the Executive an equivalent salary of £90,000 per annum including any medical benefits paid on the Executives behalf by the Company.

7.2	The Company will make all monies owed payable by direct credit transfer in equal monthly installments in arrears on the last working day of each calendar month.

7.3
The Executive’s base salary will be reviewed, by a Remuneration Committee appointed by the Board, prior to 1 January of each year and/or in the event there is a change in control to the Company and any increase will be in the Board's absolute discretion but will have regard for both performance and the cost of living as defined by the United Kingdom retail price index.

7.4	The Company may pay the Executive an annual bonus of such amount as the Board may determine based on any agreed and in place performance scheme.

7.5	The remuneration specified in clause 7.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

7.6
Payment of salary and bonus to the Executive shall be made either by the Company or by a Group Company and if by more than one company, in such proportions as the Board may from time to time determine.

7.7
The Company will put in place Directors and Officers liability insurance as soon as practical after the Executive has formally taken up his role and will maintain such cover for the full term of his appointment and any liability that may arise thereafter. The indemnity limit will be £5 million. A copy of the policy document shall be provided upon receipt by the Company.

8.	Deductions

For the purposes of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from his remuneration hereunder any sums due from him to the Company including, without limitation, any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any gross negligence or breach of duty by the Executive.

9.	Expenses

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Company’s expense policy which may be amended from time to time.

10.	Holidays

10.1
The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in the United Kingdom and a further 20 working days’ holiday in each holiday year (being the period from 1 January - 31 December). The Executive may only take his holiday at such times as are agreed with the Board, which will not be unreasonably withheld.

10.2	The Company and the Executive agree that in any holiday year the Executive shall be deemed to take his entitlement under the WTR first.

10.3
In the respective years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

10.4	The Executive may carry over a maximum up to 10 days vacation into the following year but these must be used in the following calendar year.

10.5
On termination of the Employment, the Company may either require the Executive to take any unused accrued holiday entitlement during any notice period or make payment of lieu of that entitlement. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary.

10.6
Subject to clause 10.5 above, unless otherwise agreed with the Board, failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any untaken accrued holiday, without any right to payment in lieu.

10.7
The Executive may allocate up to 6 days to properly credited professional development to enable him to maintain his professional status and undertake his duties. Any days not taken for professional development may not be carried over to the following calendar year.

11.	Sickness benefits

11.1	The Company shall continue to pay the Executive’s salary during any period of absence on medical grounds up to maximum of 8 weeks in any period of 12 months, provided that the Executive shall:

(a)	Notify the Company by no later than 10 a.m. in the time zone where the Executive may be located on the first day of absence of the reason for his absence;

(b)	Complete self-certification forms provided by the Company in respect of any absence from work due to sickness or incapacity;

(c)	Supply the Company with medical certificates covering any period of sickness or incapacity exceeding 7 days (including weekends and public holidays);

(d)
If required, undergo at the Company’s expense a medical Examination by a doctor appointed by the Company and, subject to the Access to Medical Reports Act 1988 or any other relevant legislation, allow the Company access to his medical records and/or to any medical report produced by any doctor; and

(e)	Payment of the Executive’s salary pursuant to clause 11.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

11.2
If the Executive’s absence is caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)	Immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in respect of it;

(b)	If the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i)	The amount of damages recovered by him under such Compromise, settlement or judgment; and

(ii)	The sums advanced to him in respect of the period of incapacity.

12.	Other benefits

12.1	During this Agreement the Executive and his wife will be entitled at the Company’s expense, the benefit of the Company’s private medical expenses insurance scheme for the benefit of the Executive.

12.2	The Executive’s membership of the scheme detailed at 11.1 above is subject to:

(a)	the rules of the above scheme from time to time (and any replacement scheme provided by the Company); and

(b)	the Executive being eligible to participate in or benefit from such scheme pursuant to their rules.

12.3
If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive the Company is not liable to provide replacement benefit of the same or similar kind or compensation in lieu of such benefit.

12.4	The Company may at its absolute discretion challenge any refusal by any scheme provider to provide benefits to the Executive providing that:

(a)
where appropriate, the Executive takes all proper measures to appeal against the refusal in accordance with the terms of any policy provided by the scheme provider and meets (on an interim or on-account basis if so requested) all costs in connection with the same; and

(b)
the Executive fully cooperates with the Company and discloses to it all personal information relevant to the claim and, if required by the Company, attends a medical examination by a doctor selected and instructed by it; and

(c)
the Executive fully indemnifies the Company against all costs, expenses and claims incurred by the Company in connection with challenging the scheme provider’s decision to refuse to provide benefits under the scheme(s).

12.5
The Company at its absolute discretion reserves the right to discontinue, vary or amend any scheme provided for the benefit of the Executive at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.

12.6	The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

13.	Pension

The Company does not currently provide any pension benefits for executives of a level comparable with that of the Executive. There is no contracting-out certificate in force in respect of the Executive’s employment with the Company

14.	Restrictions on other activities by the Executive

14.1
The Executive hereby confirms that all outside directorships and other (direct or indirect) interests, employments, consultancies or associations (“Outside Interests”) held by the Executive are set out in Schedule 1.

14.2
The Executive hereby confirms that he will keep the Board informed on a continuing basis of all changes to such Outside Interests including advising the Company of any actual or potential conflict of interest which arises between any Outside Interest and the Executive's position on the Board.

14.3
The Executive shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on any recognised Stock Exchange as long as not more than three per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

14.4	The Executive shall comply with:

(a)	every rule of law;

(b)	the rules and regulations of the Memorandum and Articles of the Company or any other rules and regulations which are applicable to him from time to time.

14.5
Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

15.	Confidential Information and company documents

15.1	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment:

(a)	Divulge or communicate to any person, company, business entity or other organisation;

(b)	Use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)
Through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the Company or any Group Company or their clients, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive or which the Executive is entitled to disclose under or required to disclose by law.

15.2
All notes, technical data including reports and project interpretation, including financial analysis, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)	Shall be and remain the property of the Company or the relevant Group Company; and

(b)	Shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

16.	Inventions and other intellectual property

16.1
The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties for the Company and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

16.2
Any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive during the course of his duties for the Company whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 of the UK Patents Act 1977 or any similar relevant legislation) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

16.3	The Executive if and whenever required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

(a)
Apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up aforesaid; and

(b)
Execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

16.4
The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV of the UK Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

(a)	The right conferred by section 77 of that Act to be identified as the author of any such work; and

(b)	The right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

16.5
The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favor of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

16.6	Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 of the UK Patents Act 1977 or any similar legislation.

17.	Termination

17.1	The Employment shall be subject to termination by:

(a)
By the Company giving not less than 3 months notice in writing given at any time while the Executive shall have been prevented by reason of ill health or accident from performing his duties under this Agreement for a period of or periods aggregating 180 days in the preceding 12 months.

(b)	By Notice under clause 3.1.

(c)	By summary notice in writing and without any entitlement to pay in lieu of notice if the Executive shall have:

(i)	Been guilty of an act of gross misconduct or negligence or committed any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or

(ii)	Been guilty of conduct which in the opinion of the Board brings himself or the Company or any Group Company into disrepute; or

(iii)	Provided false or misleading information to the Company in respect of his suitability for the Employment or his qualifications and experience; or

(iv)	Become bankrupt or had an interim order made against him under the UK Insolvency Act 1986 or compounded with his creditors generally; or

(v)
Failed in the opinion of the Board to perform his duties to a satisfactory standard, after having received a written warning from the Company and a period of 3 months in which to remedy the performance issues raised by the Board relating to the same; or

(vi)	Been disqualified from holding any office which he holds in the Company or any Group Company or resigns from such office without the prior written approval of the Board; or

(vii)	Been convicted of any criminal offence other than a minor motoring offence for which a custodial sentence is not imposed.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

17.2
The Company (at its sole and absolute discretion) reserves the right to terminate the Employment at any time and with immediate effect by making the Executive a payment in lieu of any notice of termination (whether given by the Company or by the Executive). For this purpose, the Executive agrees that the payment in lieu will consist of his basic salary for the relevant period of notice and will exclude any bonus and any other emolument referable to the Employment and shall be subject to deductions of PAYE tax and National Insurance contributions.

For the avoidance of doubt, if the Company terminates the Employment without notice other than under clause 17.1(c) above and elects not to make a payment in lieu of notice, the Executive may be entitled to damages for breach of contract which shall be assessed on the normal common law principles (including the Executive’s obligation to mitigate his loss) and the Executive shall not be entitled to enforce payment in lieu of notice as a contractual debt or liquidated damages.

17.3	If

(a)	the Company in general meeting shall remove the Executive from the office of director of the Company or;

(b)
under the Articles of Association for the time being of the Company the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a director of the Company (either such case being referred to in this clause 17.3 as an “Event”), then the Employment shall automatically terminate with effect from the date of the Event, but if such termination shall be caused by any act or omission of either party (and, for the avoidance of doubt, an act or omission of the Company’s shareholders shall be an act or omission of the Company for these purposes) without the consent, concurrence or complicity of the other, then such act or omission shall be deemed a breach of this Agreement, and termination shall be without prejudice to any claim for damages in respect of such breach.

17.4	On the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

(a)
At the request of the Company resign from office as a director of the Company and all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)
Forthwith deliver to the Company all materials within the scope of clause 15.2 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and

If the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary to give effect thereto.

17.5
On termination of the Employment (howsoever arising and whether lawful or not) the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share, share option or other long term incentive scheme in which he may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which he may have under such share option or other scheme(s) shall be exclusively governed by the rules of such scheme(s).

17.6
If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

18.	Restrictive Covenants

18.1
The Executive warrants that he has taken and has had the opportunity to take independent legal advice about the post-termination restrictions set out in this clause and hereby agrees that the said restrictions and definitions are reasonable as at the date of this Agreement.

18.2
If the Executive applies for and/or is offered a new employment, appointment or engagement the Executive agrees, before entering into any related contract, to bring the terms of this Agreement to the attention of a third party proposing directly or indirectly to employ, engage or appoint the Executive.

18.3	For the purposes of 18.4 the following words have the following meanings:

(a)
“Customer” means any person, firm, company or other organisation whatsoever to whom or which the Company or any Group Company distributed, sold or supplied Company during the 6 months immediately preceding the Termination Date and with whom or which, during such period:

(i)	The Executive had material personal dealings in the course of his employment; or

(ii)	Any employee who was under the direct or indirect supervision of the Executive had material personal dealings in the course of his/her employment;

(b)
“Prospective Customer” means any person, firm, company or other organisation whatsoever with whom or which the Company or any Group Company shall have had negotiations or discussions regarding the possible distribution, sale or supply of Company Products during the six months immediately preceding the Termination Date and with whom or which, during such period:

(i)	The Executive shall have had material personal dealings in the course of his employment by the Company; or

(ii)	Any employee who was under the direct or indirect supervision of the Executive shall have had material personal dealings in the course of his/her employment by the Company;

(c)
“Restricted Area” means the United Kingdom constituting the market of the Company or any Group Company for Company in the period of 12 months prior to the Termination Date and with which the Executive was materially concerned during the said period of 12 months;

(d)	“Restricted Period” means the period of six months immediately following the Termination Date;

(e)
“Termination Date” means the date of termination of the Employment or, if the Executive spends a period on garden leave immediately before the termination of the Employment, such earlier date on which garden leave commences.

18.4
The Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that he will not during the Restricted Period without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a)
In competition with the Company or any Group Company within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, selling, supplying or otherwise dealing with Company;

(b)	In competition with the Company or any Group Company, solicit business from or canvas any Customer or Prospective Customer if such solicitation or canvassing is in respect of Company;

(c)	In competition with the Company or any Group Company, accept orders for Company from any Customer or Prospective Customer;

(d)
Solicit or induce or endeavor to solicit or induce any person who on the Termination Date was a director, line manager, or other key employee of the Company or any Group Company with whom the Executive had material dealings during his employment to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)
Employ or otherwise engage in the business of researching into, developing, selling, supplying or otherwise dealing with Company any person who was during the 12 months preceding the Termination Date employed or otherwise engaged by the Company or any Group Company and who by reason of such employment or engagement is in possession of any trade secrets or Confidential Information relating to the business of the Company or any Group Company or who has acquired influence over its or their customers and prospective customers (defined as in clauses 16.3(a), (c) and (d), but so that references to the Executive shall be replaced by references to the relevant employee).

19.	Disciplinary and grievance procedures

19.1
The Executive may apply for the purpose of seeking redress of any grievance relating to his employment in the first instance to the Chairman of the Company in writing, who will afford the Executive the opportunity of a full and fair hearing. Matters not satisfactorily resolved should be referred in writing to the Board whose decision on such grievance shall be final and binding.

19.2
The Company's normal disciplinary procedures shall apply to the Executive. If the Executive seeks to appeal against any disciplinary action taken against him he should do so to the Board submitting full written grounds for his appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. For the avoidance of doubt, the Executive has no contractual (as opposed to statutory) right to a disciplinary or grievance hearing or any appeal.

19.3	Suspension

In order to investigate a complaint against the Executive of misconduct or poor performance the Company is entitled to suspend the Executive on full pay and other contractual benefits for so long as may be necessary to carry out a proper investigation and hold if appropriate a disciplinary hearing which mayor may not give rise to a right to the Company to terminate the Executive's employment (as the case may be). During such period, the Executive shall not, except with the consent in writing of the Board, attend at any premises of the Company or any Group Company or contact or communicate with any employee of the Company or any Group Company (other than a director of the Company or any Group Company) or any customer, client, supplier or contractual counterparty of the Company or any Group Company. If the Company becomes entitled to terminate this Agreement pursuant to this clause, it may, but without prejudice to its right subsequently to terminate the Appointment on the same or any other ground, suspend the Executive on full pay and benefits for so long as it thinks fit.

20.	Data Protection

The Company will hold details pertinent to the Executive’s employment on file as part of his personnel records, which may include sensitive information. This information may be processed for administrative or legal purposes or as required by the Executive’s continuing employment with the Company.

21.	Notices

21.1
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Company Secretary (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown in this Agreement or to his last known place of residence.

21.2	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

22.	Former Agreements

22.1	This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

22.2	The Executive hereby acknowledges that he has no outstanding claims of any kind against any Group Company.

23.	Garden Leave

23.1
Despite any other provision in this Agreement the Company is under no obligation to provide the Executive with work and may (if either party serves notice to terminate the Employment or if the Executive purports to terminate the Employment without due notice and the Company has not accepted that resignation):

(a)	Require the Executive to perform:

(i)	Only a specified part of his normal duties, and no others;

(ii)	Such duties as it may reasonably require, and no others; or

(iii)	No duties whatever;

and

(b)	Exclude the Executive from any premises of any Group Company.

23.2	During any period of garden leave the Executive shall:

(a)	Remain an employee of the Company;

(b)
Not (except as a representative of the Company or with the prior written approval of the Board) whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become employee, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession;

(c)
Not to have any contact or communication with any client or other business contact, customer, employee, officer, director, agent or consultant of the Company or any Group Company, except such person(s) as the Board may direct;

(d)	Keep the Company informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Company;

(e)	If the Company, so requests, resign from any office held by him in any Group Company;

(f)	Continue to receive his salary and all contractual benefits in the usual way; and

(g)	Continue to be bound by his contractual and implied duties of good faith and fidelity.

(h)	If requested, remain readily contactable by providing telephone email details and be available to work for the Company save when the Executive is on holiday by prior agreement with the Company.

23.3
If the Company exercises its right to place the Executive on garden leave, the Executive shall be deemed to take any outstanding holiday during such garden leave. The Executive will not accrue any holiday entitlement in respect of any period of notice for which he is paid in lieu.

24.	Choice of law and submission to jurisdiction

24.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

24.2	The parties hereby submit to the jurisdiction of the England and Wales but this Agreement may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed as a deed the day and year-first above written. EXECUTED as a deed by Flex Fuels Energy Limited.

SIGNED for and on behalf of Flex Fuels Energy Limited	) /s/ Gordon Ewart Gordon Ewart Duly Authorised Director
EXECUTED and DELIVERED as a deed by Paul Gothard	) /s/ Paul Gothard Paul Gothard
in the presence of:	) Name__________________________________________________________ Address________________________________________________________

Schedule 1

Outside Interests

No.	Interest
1
2	•
3
4
5